Exhibit 99.2

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Class T, S, D and I Share Redemption Program

Effective as of [                        ]

Definitions

Advisor – shall mean KBS Capital Advisors LLC.

Class D shares – shall mean the shares of the Company’s common stock classified as Class D.

Class I shares – shall mean the shares of the Company’s common stock classified as Class I.

Class S shares – shall mean the shares of the Company’s common stock classified as Class S.

Class T shares – shall mean the shares of the Company’s common stock classified as Class T.

Company – shall mean KBS Real Estate Investment Trust III, Inc., a Maryland corporation.

Dealer Manager – shall mean KBS Capital Markets Group LLC.

NAV – shall mean the net asset value of the Company or a class of its shares, as the context requires, determined in accordance with the Company’s Net Asset Value Calculation and Valuation Guidelines as described in the Company’s prospectus.

Operating Partnership – shall mean KBS Limited Partnership III.

Operating Partnership units – shall mean limited partnership interests in the Operating Partnership.

Special Limited Partner – shall mean [Special Limited Partner L.L.C.]

Stockholders – shall mean the holders of Class T, Class S, Class D or Class I shares.

Transaction Price – shall mean the redemption price per share for each class of common stock, which shall be equal to the then-current offering price before applicable selling commissions and dealer manager fees.

Share Redemption Program

Stockholders may request that the Company redeem shares of its common stock through their financial professional or directly with the Company’s transfer agent. The procedures relating to the redemption of shares of the Company’s common stock are as follows:

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Certain broker-dealers require that their clients process redemptions through their broker-dealer, which may impact the time necessary to process such redemption, impose more restrictive deadlines than described under this share redemption program, impact the timing of a Stockholder receiving redemption proceeds and require different paperwork or a different process than described in this share redemption program. Stockholders should contact their broker-dealer first if they want to request the redemption of their shares.

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Under this share redemption program, to the extent the Company chooses to redeem shares in any particular month, the Company will only redeem shares as of the opening of the last calendar day of that month (a “Redemption Date”). To have shares redeemed, a Stockholder’s redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share redemptions will generally be made within three business days of the Redemption Date. Redemption requests received and processed by the Company’s transfer agent will be effected at a redemption price equal to the Transaction Price on the applicable Redemption Date (which will generally be equal to the Company’s prior month’s NAV per share, which will be the Company’s most recently disclosed NAV per share at such time), subject to any Early Redemption Deduction or Transition Deduction (as defined below).

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A Stockholder may withdraw his or her redemption request by notifying the transfer agent, directly or through the Stockholder’s financial intermediary, on the toll-free telephone number, [866-584-1381]. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time). Redemption requests must be cancelled before 4:00 p.m. (Eastern time) on the last business day of the applicable month.

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If a redemption request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable month, the redemption request will be executed, if at all, on the next month’s Redemption Date at the Transaction Price applicable to that month (subject to any Early Redemption Deduction or Transition Deduction), unless such request is withdrawn prior to the redemption. Redemption requests received and processed by the Company’s transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of redemption requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.

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Redemption requests may be made by mail or by contacting the Stockholder’s financial intermediary, both subject to certain conditions described in this share redemption program. If making a redemption request by contacting the Stockholder’s financial intermediary, the Stockholder’s financial intermediary may require the Stockholder to provide certain documentation or information. If making a redemption request by mail to the transfer agent, the Stockholder must complete and sign a redemption authorization form, which can be found at the end of this share redemption program and which will also be available on the Company’s website, [www.kbsreitiii.com.] Written requests should be sent to the transfer agent at the following address:

KBS Real Estate Investment Trust III, Inc.

c/o DST Systems, Inc.

PO Box 219015

Kansas City, MO 64121-9015

Overnight Address:

KBS Real Estate Investment Trust III, Inc.

c/o DST Systems, Inc.

430 W. 7th Street

Kansas City, MO 64105

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing redemptions. A medallion signature guarantee may be required in connection with redemption requests.

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For processed redemptions, Stockholders may request that redemption proceeds are to be paid by mailed check provided that the check is mailed to an address on file with the transfer agent for at least 30 days. Stockholders should check with their broker-dealer that such payment may be made via check or wire transfer, as further described below.

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Stockholders may also receive redemption proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all redemptions paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the Stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).

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A medallion signature guarantee will be required in certain circumstances. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any redemption or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (1) the amount of the redemption request is over $500,000; (2) a Stockholder wishes to have proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than such Stockholder’s address of record for the past 30 days; or (3) the Company’s transfer agent cannot confirm a Stockholder’s identity or suspects fraudulent activity.

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If a Stockholder has made multiple purchases of shares of the Company’s common stock, any redemption request will be processed on a first in/first out basis unless otherwise requested in the redemption request.

Minimum Account Redemptions

In the event that any Stockholder fails to maintain the minimum balance of $500 of shares of the Company’s common stock, the Company may redeem all of the shares held by that Stockholder at the redemption price in effect on the date the Company determines that such Stockholder has failed to meet the minimum balance, less any Early Redemption Deduction or Transition Deduction. Minimum account redemptions will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company’s NAV. The Early Redemption Deduction and Transition Deduction will also generally apply to minimum account redemptions.

Sources of Funds for Redemptions

The Company may fund redemption requests from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds, and the Company has no limits on the amounts it may use to fund redemptions from such sources.

Redemption Limitations

The Company may redeem fewer shares than have been requested in any particular month to be redeemed under this share redemption program, or none at all, in its discretion at any time. In addition, the total amount of aggregate redemptions of Class T, Class S, Class D and Class I shares will be limited in any calendar month, to shares whose aggregate value (based on the redemption price per share on the date of the redemption) is no more than 2% of the Company’s aggregate NAV as of the last day of the previous calendar month and, in any calendar quarter, to shares whose aggregate value is no more than 5% of the Company’s aggregate NAV as of the last day of the previous calendar quarter.

In the event that the Company determines to redeem some but not all of the shares submitted for redemption during any month, shares submitted for redemption during such month will be redeemed on a pro rata basis. All unsatisfied redemption requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of this share redemption program, as applicable.

In the transitional [•] quarter of 2022, the Company will allow redemptions in up to the maximum permitted as if the share redemption program had been effective and open the entire quarter (taking into consideration redemptions under the Company’s prior share redemption program in the quarter).

If the Transaction Price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and Stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests. The Transaction Price for each month will be available on the Company’s website at [www.kbsreitiii.com.] and in prospectus supplements filed with the Securities and Exchange Commission.

Should redemption requests, in the Company’s judgment, place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company as a whole, or should the Company otherwise determine that investing its liquid assets in real properties or other illiquid investments rather than redeeming the Company’s shares is in the best interests of the Company as a whole, the Company may choose to redeem fewer shares in any particular month than have been requested to be redeemed, or none at all. Further, the Company’s board of directors may modify or suspend this share redemption program if in its reasonable judgment it deems such action to be in the best interest of the Company and its Stockholders. Material modifications, including any amendment to the 2% monthly or 5% quarterly limitations on redemptions, and suspensions of this share redemption program will be promptly disclosed to Stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act of 1933, as amended) or in a Current Report on Form 8-K or in annual or quarterly reports, all publicly filed with the Securities and Exchange Commission. Material modifications will also be disclosed on the Company’s website. In addition, the Company may determine to suspend this share redemption program due to regulatory changes, changes in law or if the Company becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are redeemed. Once this share redemption program is suspended, the Company’s board of directors will be required to consider at least quarterly whether the continued suspension of this share redemption program is in the best interests of the Company and the Stockholders. The Company’s board of directors must affirmatively authorize the recommencement of this share redemption program if it is suspended before Stockholder requests will be considered again. The Company’s board of directors cannot terminate this share redemption program absent a liquidity event which results in Stockholders receiving cash or securities listed on a national securities exchange or where otherwise required by law.

Shares held by the Advisor acquired as payment for the Advisor’s management fee will not be subject to this share redemption program, including with respect to any redemption limits (except as described below), the Early Redemption Deduction or the Transition Deduction. To the extent that the Advisor elects to receive any portion of its management fee in shares, the Company will repurchase such shares (including any shares issued in a dividend or distribution reinvestment plan or issued as a stock dividend related thereto) from the Advisor, at the Advisor’s election, unless such repurchase would both (i) when combined with any redemption requests submitted by Stockholders through this share redemption program, cause the Company’s aggregate redemptions for such month to exceed 2% of the Company’s aggregate NAV as of the last day of the previous calendar month or, in any calendar quarter, cause the Company’s aggregate redemptions for such quarter to exceed 5% of the Company’s aggregate NAV as of the last day of the previous calendar quarter and (ii) in the sole determination of the Conflicts Committee of the Company, materially adversely affect the liquidity or financial condition of the Company.

Early Redemption Deduction and Transition Deduction

There is no minimum holding period for shares of the Company’s common stock and Stockholders can request that the Company redeem their shares at any time. However, subject to limited exceptions, shares that have not been outstanding for at least one year will be redeemed at 96.0% of the Transaction Price (an “Early Redemption Deduction”) on the applicable Redemption Date, and during the first year of the Company’s public offering of shares as an NAV REIT, until [•], all shares will be redeemed at 96.0% of the transaction price (“Transition Deduction”). For purposes of the Early Redemption Deduction, the one-year holding period is measured as of the first calendar day immediately following the prospective Redemption Date. Additionally, Stockholders who have received shares of the Company’s common stock in exchange for their Operating Partnership units may include the period of time such Stockholder held such Operating Partnership units for purposes of calculating the holding period for such shares of the Company’s common stock. This Early Redemption Deduction and Transition Deduction will also generally apply to minimum account redemptions. The Early Redemption Deduction will not apply to shares acquired through the Company’s dividend reinvestment plan or issued pursuant to a stock dividend.

The Company may, from time to time, waive the Early Redemption Deduction and the Transition Deduction in the following circumstances (subject to the conditions described below):

•	redemptions resulting from death or qualifying disability; or

•	in the event that a Stockholder’s shares are redeemed because such Stockholder has failed to maintain the $500 minimum account balance.

As set forth above, the Company may waive the Early Redemption Deduction and the Transition Deduction in respect of the redemption of shares resulting from the death of a Stockholder who is a natural person, subject to the conditions and limitations described herein, including shares held by such Stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the Stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust. The Company must receive the written redemption request within 12 months after the death of the Stockholder in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death of a Stockholder. Such a written request must be accompanied by a certified copy of the official death certificate of the Stockholder. If spouses are joint registered holders of shares, the request to redeem the shares may be made if either of the registered holders dies. If the Stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, waiver of the Early Redemption Deduction or Transition Deduction upon death does not apply.

Furthermore, as set forth above, the Company may waive the Early Redemption Deduction and the Transition Deduction in respect of the redemption of shares held by a Stockholder who is a natural person who is deemed to have a qualifying disability (as such term is defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended), subject to the conditions and limitations described herein, including shares held by such Stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from such Stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the Stockholder became a Stockholder. The Company must receive the written redemption request within 12 months of the initial determination of the Stockholder’s disability in order for the Stockholder to rely on any of the waivers described above that may be granted in the event of the disability of a Stockholder. If spouses are joint registered holders of shares, the request to redeem the shares may be made if either of the registered holders acquires a qualifying disability. If the Stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, waiver of the Early Redemption Deduction or Transition Deduction upon disability does not apply.

Items of Note

•	Stockholders will not receive interest on amounts represented by uncashed redemption checks;

•	Under applicable anti-money laundering regulations and other federal regulations, redemption requests may be suspended, restricted or canceled and the proceeds may be withheld;

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IRS regulations require the Company to determine and disclose on Form 1099-B the adjusted cost basis for shares of the Company’s stock sold or redeemed. Although there are several available methods for determining the adjusted cost basis, unless a Stockholder elects otherwise, which such Stockholder may do by contacting the Company’s transfer agent at the toll-free telephone number at [866-584-1381], the Company will utilize the first-in-first-out method; and

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All shares of the Company’s common stock requested to be redeemed must be beneficially owned by the Stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the redemption must be authorized to do so by the Stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Company may ask the requesting party to provide evidence satisfactory to the Company that the shares requested for redemption are not subject to any liens or encumbrances. If the Company determines that a lien exists against the shares, the Company will not be obligated to redeem any shares subject to the lien.

Frequent Trading and Other Policies

In general, Stockholders may request that the Company redeem their shares of common stock once every 30 days. However, the Company prohibits frequent trading. The Company defines frequent trading as follows:

•	any Stockholder who requests that the Company redeem its shares of common stock within 30 calendar days of the purchase of such shares;

•	transactions deemed harmful or excessive by the Company (including, but not limited to, patterns of purchases and redemptions), in the Company’s sole discretion; and

•	transactions initiated by financial professionals, among multiple stockholder accounts, that in the aggregate are deemed harmful or excessive.

The following are excluded when determining whether transactions are excessive:

•	purchases and requests for redemption of the Company’s shares in the amount of $2,500 or less;

•	purchases or redemptions initiated by the Company; and

•	transactions subject to the trading policy of an intermediary that the Company deems materially similar to its policy.

At the Dealer Manager’s discretion, upon the first violation of the policy in a calendar year, purchase and redemption privileges may be suspended for 90 days. Upon a second violation in a calendar year, purchase and redemption privileges may be suspended for 180 days. On the next business day following the end of the 90 or 180 day suspension, any transaction restrictions placed on a Stockholder may be removed.

Liability

The Company shall not be liable for any act done in good faith or for any good faith omission to act. The Company and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Stockholder transactions if they reasonably believe that such instructions were genuine. The Company’s transfer agent has established reasonable procedures to confirm that instructions are genuine including requiring the Stockholder to provide certain specific identifying information on file and sending written confirmation to Stockholders of record no later than five days following execution of the instruction. Failure by the Stockholder or its agent to notify the Company’s transfer agent in a timely manner, but in no event more than 60 days from receipt of such confirmation, that the instructions were not properly acted upon or any other discrepancy will relieve the Company, the Company’s transfer agent and the financial professional of any liability with respect to the discrepancy.

Governing Law

This share redemption program shall be governed by the laws of the State of Maryland.